EXHIBIT 10.1

                      PLACEMENT AGENT AGREEMENT



Carrington Laboratories, Inc.
2001 Walnut Hill Lane
Irving, Texas 75038

Gentlemen:

This letter will confirm our mutual agreement with respect to our engagement as exclusive Placement Agent ("Distributor") to act on behalf of Carrington Laboratories, Inc. (the "Company") in connection with the offer and sale on a best efforts basis of 660 Shares of Series E Convertible Preferred Stock ($100 par value) of the Company ("Preferred Shares") pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). Irrespective of the name given to the Preferred Shares, no dividends shall be payable on the Preferred Shares during or in respect of the first 24 months following their issuance, and any dividends payable on the Preferred Shares may be paid either in cash or in shares of Common Stock, or both, as the Company elects.

1. The engagement hereunder shall commence upon the execution of this letter by the Company, and terminate on October 22, 1996. You represent that no other offering under Regulation S or Regulation D is presently in progress by the Company which has not been disclosed to us.

2.(a) The net proceeds to be received by the Company after deducting the Distributor's fees of $257,400 shall be $6,342,600. Other than the Distributor's fees payable hereunder, the Distributor shall not be entitled to any additional compensation from the Company, nor shall Distributor be reimbursed for its expenses. The Company shall pay the Escrow Agent's (as defined below) fee of $10,000.


(b) Each purchaser of Preferred Shares will, within two business days after acceptance by the Company of a Stock Purchase Agreement ("Stock Purchase Agreement") signed by such purchaser in the form annexed hereto as Exhibit A, pay the purchase price for the Preferred Shares in escrow to the Escrow
Agent.   The Escrow Agent is authorized to release the funds of all purchasers to the Company, the Distributor and the Escrow Agent, in accordance with their respective interests, after

(I) the Company approves such purchasers and their subscription documents (in the form of an exhibit hereto) which have been submitted and signed by such purchasers, and

(ii) the Company has caused to be delivered to the Escrow Agent or his designee, one or more certificates for the Preferred Shares purchased by such purchasers and the opinion of counsel attached as Annex IV to the Stock Purchase Agreement, and
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(iii). The Escrow Agent has received and is holding in escrow good funds representing the total purchase price of $6,600,000 for the Preferred Shares.

(c) Each purchaser of Preferred Shares will be an accredited investor as said term is defined in Rule 501 under Regulation D promulgated under the Act.

(d) The Company shall have the right in its sole discretion to reject any subscription for Preferred Shares, and to disapprove any person or entity which is proposed by the Distributor to be a purchaser of any Preferred Shares.

3. The Company will cause the certificates representing the Preferred Shares purchased pursuant to such Stock Purchase Agreement to be delivered to Krieger & Prager, Esqs. as escrow agent (the "Escrow Agent") pursuant to the terms of the Joint Escrow Instructions attached as Annex II to the Stock Purchase Agreement.

4.(a) The Distributor represents, warrants and agrees that each purchaser of the Preferred Shares will be qualified to purchase the Preferred Shares under the laws of the jurisdiction in which such person resides and that the offer and sale of the Preferred Shares will not violate the securities or other laws of such jurisdiction. The Company and Distributor acknowledge that the Distributor will primarily offer the Preferred Shares to persons not resident in the United States. Distributor will inform the Company if the Company is required to make any filings or take any other action in order to comply with applicable laws or regulations of any jurisdiction outside the United States in connection with the offering or sale of the Preferred Shares. The Company agrees that with respect to any offerees resident in the United States, the Company will file, at the request of Distributor, any applications with any applicable state securities regulatory authority that are required to be filed by the Company to qualify for an exemption from securities registration or qualification requirements for the offer and sale of the Preferred Shares to such offerees, provided, that all offerees will be accredited investors.

(b) The Distributor understands that the Preferred Shares have not been registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, United States persons except in accordance with the Act or pursuant to an exemption from the registration requirements of the Act.

5.The Distributor further agrees that:

(a) all offering materials and documents used in connection with offers and sales of the Preferred Shares prior to the expiration of the engagement period shall be approved in advance in writing by the Company, and shall include statements to the effect that the Preferred Shares have not been registered under the Act and that neither the purchaser, nor any direct or indirect purchaser of the Preferred Shares from such purchaser, may directly or indirectly offer or sell the Preferred Shares in the United States or to U.S. persons unless the Preferred Shares are registered under the Act, or an exemption from the registration requirements of the Act is available;
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(b)Distributor is registered as a broker-dealer under the Exchange Act (as hereinafter defined) and has (or, prior to making any offer or sale of the Preferred Shares, will have) all licenses or registrations that it is required to have under the securities or blue sky laws and regulations of each jurisdiction in which it will make any offer of the Preferred Shares;

(c) Distributor will comply with all laws, rules and regulations of the jurisdictions in which the Preferred Shares are offered and sold, and will not make any offer or placement of any of the Preferred Shares to anyone in the State of New York other than a bank, corporation, savings institution, trust company, insurance company, investment company (as defined in the Investment Company Act of 1940, as amended), pension or profit-sharing trust, or other financial institution or institutional buyer; and

(d) Distributor has no authority to act on behalf of the Company or otherwise bind the Company except as expressly set forth herein.

6. Distributor is an independent contractor, and is not the agent of the Company. It is not authorized to bind the Company, or to make any representations or warranties on behalf of the Company.

7. The Company represents, warrants, and agrees that, in addition to the warranties to be made by the Company to the purchasers of Preferred Shares:

(a) the Common Stock to be issued upon conversion of the Preferred Shares has been registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company has timely filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve months preceding the date hereof, except as otherwise disclosed by the Company to Distributor, and the Company will continue to file all such material on a timely basis;

(b) the Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed on the NASDAQ/NMS, and the Company has received no notice, either oral or written, with respect to its continued eligibility for such listing, except as annexed hereto as Exhibit C;

(c). the Preferred Shares will be offered and sold in compliance with the requirements for exemption from registration pursuant to Section 5 of the Act contained in Regulation D, and with all other U.S. securities laws and regulations; it being understood that this representation, warranty and agreement is made relying exclusively on the representations, warranties and agreements made by the Distributor and/or the purchasers of Preferred Shares herein or in the applicable subscription documents. The Company will, at its expense, make all filings and applications, if any, required under the Act and any applicable domestic securities exchange or trading market in respect of the offering contemplated hereby and the Conversion Shares;

(d). all information furnished by the Company to purchasers of Preferred Shares under Regulation D will not contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statements therein not misleading; provided, however, that this representation and warranty does not extend to written material furnished to the Company by Distributor relating to Distributor or the distribution process;
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(e) the Company will not, for a period of one hundred eighty (180) days from the date hereof, offer for sale or sell any securities if such offer or sale would adversely affect the exemption under Regulation D from the requirement to register the offering and sale of the Preferred Shares under Section 5 of the Act;

(f) the Company has all requisite corporate power and authority to execute and perform this agreement. All corporate action of the Company necessary for the authorization, execution, delivery and performance by the Company of this agreement and the transaction contemplated hereby has been taken. This agreement constitutes a valid and binding obligation of the Company;

(g) the execution and performance of this agreement by the Company and the offer and sale of the Preferred Shares will not violate any provision of the Articles of Incorporation or Bylaws of the Company or any material agreement or other instrument to which the Company is party or by which it is bound, and which violation(s) would have a material adverse effect on the business or financial condition of the Company. Any material necessary approvals, U.S. governmental and private, required with respect to the issuance and sale of the Preferred Shares will be obtained by the Company prior to the issuance of the Preferred Shares;

(h) the Company makes no other representation or warranty with respect to the Company, its finances, assets, business or prospects or otherwise, except as expressly set forth herein or in the Stock Purchase Agreement. Distributor will advise each purchaser and potential purchaser of Preferred Shares of the foregoing, and that such purchaser is relying on its own investigation with respect to all such matters, and that it will be given reasonable access to any and all material publicly available documents and Company personnel it may require for such investigation; and

(I) The Company will deliver to each purchaser of Preferred Shares, a Registration Rights Agreement substantially in the form annexed to the Stock Purchase Agreement as Annex III, and will comply with all of its obligations thereunder.

8. The Company will provide Escrow Agent, as Agent for the purchaser, with an opinion of counsel substantially in the form attached as Annex IV to the Stock Purchase Agreement.
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9. If, during the period of one hundred eighty (180) days immediately following the Closing Date, the Company proposes to engage a third party to act as placement agent, for compensation, in a private placement by the Company of Common Stock or securities convertible into Common Stock, the Company will give the Distributor written notice of such fact. Such notice shall describe the proposed terms of the third party's engagement and the proposed terms of the private placement. If, within ten (10) days after its receipt of such notice, the Distributor notifies the Company in writing that it is willing to act as placement agent and to make such private placement on the terms set forth in the Company's notice or on other terms acceptable to the Company, the Company shall engage the Distributor to act as placement agent and to make the private placement on such terms, unless the Company elects not to make the proposed private placement or not to engage any placement agent in connection therewith. If the Distributor does not no notify the Company within such ten (10) day period, the Company shall be free to engage a third party to act as placement agent and to make the private placement on terms that are substantially the same as those described in the Company's above-mentioned notice to the Distributor, provided such engagement and such private placement occur within ninety (90) days after the expiration of the above-mentioned ten (10) day period. The foregoing provisions of this
Section 9 shall have no application to the engagement by the Company of (a) a third party to assist the Company in connection with a transaction involving the Company's issuance of securities as consideration for its acquisition of a business or the assets thereof or (b) underwriters for an underwritten public offering of securities.

10. As more fully described in Exhibit B hereto, which is incorporated herein by reference, each party hereto will indemnify and hold the other (including its directors, officers, agents, employees, and controlling persons within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) harmless from and against certain claims, liabilities, losses, damages and expenses incurred, including fees and disbursements of counsel, related to or arising out of this engagement. Exhibit B will be executed and delivered simultaneously with this agreement.

11. This agreement shall be governed by and construed under the laws of the State of New York without giving effect to principles governing the conflicts of laws. A facsimile transmission of this signed agreement shall be legal and binding on all parties hereto. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Stock Purchase Agreement.

Dated: _____________________, 1996

FIRST GRANITE SECURITIES, INC.


By: _____________________________________

AGREED & ACCEPTED:

CARRINGTON LABORATORIES, INC.

By: _________________________________________
Its _________________________________
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